EXHIBIT 10.21

LEASE

     LEASE made as of the 29th day of April, 1976 between JOSEPH C. SANFILIPPO and GRACE ANN SANFILIPPO (hereinafter called “Landlord”) and FAIRFIELD SAVINGS AND LOAN ASSOCIATION (hereinafter called “Tenant”).

ARTICLE I

THE DEMISE

     1.1 Landlord hereby demises and leases to Tenant the real property located in Cook County, Illinois known and described as follows:

That part of the Northwest quarter of the Northeast quarter of Section 14, Township 40 North, Range 12 East of the Third Principal Meridian, described as follows: Commencing at a point on the North line of said Northeast quarter, said point being 427.35 feet (as measured along said North line) East of the Northwest corner of said Northeast quarter; thence South along a line drawn perpendicularly to said North line, 50.00 feet to the point of intersection with the South line of Lawrence Avenue as condemned per Court Case No. 63512848 and recorded as Document No. 20426204, said point of intersection being the point of beginning of the herein described parcel of land; thence continuing along said perpendicular line, South 96.00 feet; thence East along a line drawn parallel with the North line of said Northeast quarter, a distance of 329.009 feet to the Westerly line of Thatcher Avenue, being a line 33.00 feet Westerly of and parallel with the center line thereof; thence North 2 degrees 37 minutes 30 seconds West, along said Westerly line, 96.10 feet to the aforesaid South line of Lawrence Avenue, being a line 50.00 feet South of and parallel with the North line of said Northeast quarter; thence West, along said South line, 324.608 feet to the hereinabove designated point of beginning, all in Cook County, Illinois.

Together with Landlord’s right, title and interest in and to all easements, rights and appurtenances pertaining or related thereto.

(hereinafter referred to as the “Leased Land”).

     It is the intention of the parties that the above described parcel will extend to and be bounded on the west by the easterly line of the driveway presently existing giving access to Lawrence Avenue. In the event a survey would disclose that the above description for any reason does not extend to such driveway, the Leased Land shall be deemed to extend to the said driveway.

     TO HAVE AND TO HOLD the Leased Land for a term of ten (10) years commencing on May 6, 1976 and ending on the 5th day of May, 1986.

     1.2 Rights as to Buildings. The term “Building” as used in this Lease shall mean any structure or structures or improvements, including all supports and foundations, hereafter located on the Leased Land. There shall also be included as part of the Building all apparatus and equipment necessary for the complete and comfortable use, occupancy, enjoyment and operation of any building or buildings at any time on the Leased Land (including, without limiting the generality of the foregoing, all fittings, appliances, machinery, garage equipment, heating, lighting, cooling, air conditioning and ventilating equipment, wiring, plumbing, furnishings, refrigerating, hot water heating and all other equipment excepting only in each case articles of personal property and trade fixtures as may be owned by Tenant and installed in the Building or on the Leased Land. Items such as vaults, counters, electronic teller equipment, money machines, etc. shall be deemed to be trade fixtures and not a part of the Building regardless of how the same are installed). The term “Building” shall mean one or more buildings and the use of the singular shall not imply any limitation on the number of structures which may be built.

     1.3 So long as this Lease remains in force, any Building constructed by Tenant on the Land shall be owned in fee simple by Tenant, but upon the termination of this Lease, whether by passage of time or otherwise, Tenant shall within sixty (60) days after the termination of the term of this Lease either remove or demolish the Building, and Landlord hereby grants to Tenant, its agent and other persons designated by Tenant, a license to enter upon the Leased Land for a period of sixty days after the termination of this Lease for the purpose of such removal or demolition provided that until such time as Tenant shall remove or demolish such Building during such sixty (60) day period, Tenant shall pay for such license a monthly sum equal to the monthly rent payable immediately prior to the time such license commenced. At least one hundred eighty (180) days prior to the termination of the term of this Lease, Tenant may offer in writing to sell the Building to Landlord at a price to be determined by Tenant which shall be set forth in the offer. Landlord shall have thirty (30) days to accept or reject such offer after receipt thereof. If Landlord accepts the offer, Tenant shall convey the Building to Landlord by quitclaim deed and Landlord shall, at the time of the conveyance, pay to Tenant the purchase price for the Building. Notwithstanding whether or not Landlord purchases the Building, Tenant shall have the right to remove all items of personal property and trade fixtures installed or owned by Tenant and, if Landlord purchases the Building, Tenant shall repair any damage caused by such removal. If Landlord does not purchase the Building and if Tenant fails to remove or demolish the Building within sixty (60) days after the termination of the Lease, Landlord may cause the Building to be demolished or removed and Tenant shall reimburse Landlord for the cost of such demolition or removal. Tenant shall not remove any site improvement such as curbs and driveway asphalt and title to such improvements shall vest with Landlord upon the termination of this Lease.

     1.4 If Landlord does not purchase the Building and if Tenant fails to remove or demolish the Building within 60 days after the termination of the Lease, Landlord may elect to allow the Building to remain on the Leased Land, and Tenant shall by duly executed and acknowledged quitclaim deed assign all its right, title and interest to the Building to Landlord. Upon the execution and delivery of said quitclaim deed, Landlord shall pay to Tenant the sum of Ten Dollars in consideration thereof.

ARTICLE II

CONDITION OF TITLE

     2.1 The title of the Leasehold Estate created by this Lease is subject only to: Current taxes not due or payable, Easements of record.

ARTICLE III

RENT

     3.1 Tenant covenants and agrees to pay to Landlord as annual rental for each of the first five (5) years of the term hereof the sum of $20,000.00 which sum shall be paid in equal monthly installments of $1,666.66 each due on the first of every month during the term of this Lease beginning May, 1976 and including May 1, 1981. Commencing at the start of the sixth year and continuing until the end of the initial ten (10) year term, Tenant covenants and agrees to pay as rental for each of the last five (5) years, the sum of $22,500.00 in equal monthly installments of $1,875.00 on the first day of each month during such period. Tenant has paid to Landlord rent for the period from the date hereof to May 11, 1976 and, on the first day of May, 1986, will pay a pro rata rental payment for the period from May 1, 1986 to the last day of the term unless Tenant has exercised its first option to renew.

     3.2 Tenant shall pay all such rent to Landlord in lawful money of the United States of America at such place in Chicago, Illinois as Landlord shall from time to time designate by written notice to Tenant and in absence of such designation then at 1777 Hamilton Avenue, 101, San Jose, California.

ARTICLE IV

PAYMENT OF TAXES AND OTHER IMPOSITIONS

     4.1 This Lease is and shall be construed as a “net-net” Lease and Landlord shall receive all rents and all other payments to be made by Tenant under the terms of this Lease free from any charges, assessments, impositions, expenses or deductions of any nature whatsoever levied during the term hereof. Tenant shall pay, as additional rent, all real estate taxes, special assessments or other ad valorem taxes, water charges, and other governmental charges, general and special, ordinary and extraordinary, of any kind and nature whatsoever levied or assessed against or upon the Leased Land or upon the Building or any other improvements on the Leased Land, or any of them during the term of this Lease. Real estate taxes for 1975 and 1976 (payable in 1976 and 1977 respectively), and the last year of the term, shall be prorated between Landlord and Tenant on the basis of the actual tax bill for such year when issued and the period of time prior to the commencement of the term or, in the case of the end of the term, the period of time after the end of the term. Tenant shall pay all such taxes or other impositions before the same become delinquent or before any penalty attaches for non-payment thereof. Landlord agrees to file for a tax division if necessary, to divide the Leased Land from other property which may be included in a tax bill. Prior to such division, or in the event for any reason such division is not accomplished, the taxes shall be equitably adjusted between the Leased Land and such other property based on the respective fair market values thereof and Landlord agrees to pay all taxes for such other property before the same become delinquent. If Landlord fails to pay such taxes on such other land, Tenant may pay them and deduct the amount paid from rent due to Landlord.

     4.2 If, by law, any tax or imposition is payable or may be paid in installments (whether or not the interest shall accrue on the unpaid balance of such assessment for local improvements and betterments payable by Tenant hereunder), Tenant may pay the same (and any accrued interest on the unpaid balance of such imposition) in installments and in such event shall pay each such installment as may become due during the term of this Lease before the date when such installment would become delinquent, but shall have no obligation to pay installments due after or before the commencement or termination of the term of this Lease.

     4.3 Tenant may contest the validity or amount of any tax or other imposition and shall give Landlord written notice such fact. Tenant shall not be in default hereunder for nonpayment of such tax or imposition as long as Tenant is contesting the same in good faith and provided that the same is paid prior to the time any action is taken to declare a forfeiture for nonpayment thereof. Any such contest may be made in Landlord’s name and Landlord agrees to reasonably cooperate therein, but without expense to Landlord. Tenant shall be entitled to any refund of any taxes or other impositions which have been paid by or on behalf of Tenant under this Lease.

     4.4 Nothing herein shall be construed to require Tenant to pay any franchise, capital stock, inheritance, transfer tax or income tax assessed or levied against Landlord or against the rentals payable under this Lease or against the partners constituting Landlord.

     4.5 Landlord agrees to pay all taxes and other impositions assessed or levied against the Leased Land for any period prior to the commencement of the term of this Lease.

ARTICLE V

INSURANCE

     5.1 Tenant, at its own expense, shall maintain the following insurance for the benefit of Landlord and Tenant:

     (a) Comprehensive general public liability and property damage insurance, including but not limited to elevator and contractual liability insurance, protecting and indemnifying Landlord and Tenant against any and all claims (including all costs and expenses of defending against same) for bodily injury, disease or death or for damage or injury to or destruction of property (including loss of the use thereof) arising out of the ownership, maintenance or use of the Leased Land or the Building or any other improvements thereon, the limits of which insurance shall be not less than $500,000 in respect of bodily injury, sickness, disease or death of any one person resulting from any occurrence, $1,000,000 in respect of bodily injury, sickness, disease or death resulting from any one occurrence and $300,000 in respect of damage or injury to or destruction of property from any one occurrence.

     (b) Workmen’s compensation insurance and employer’s liability insurance (with a minimum limit of $100,000) covering all liability imposed under the provisions of any workmen’s compensation law, employer’s liability act or similar laws of the State of Illinois that may at any time or from time to time be enacted.

     (c) Fire and extended coverage in an amount equal to at least eighty percent (80%) of the full insurable value of the Building.

     5.2 Any of the insurance required by this Article may be included in blanket policies taken out by Tenant, provided Tenant delivers to Landlord a certificate from the insurer specifically stating that the blanket policies include the specific coverage required under this Lease.

     5.3 All public liability, workmen’s compensation, fire and extended coverage and employee’s liability insurance policies shall be retained by Tenant. Certificates of such insurance shall be delivered to Landlord. All policies of insurance required herein shall provide that they shall not be amended or cancelled on less than ten (10) days’ notice to Landlord and all insureds and beneficiaries of such policies and shall further provide that any losses shall be payable notwithstanding any act or negligence of Landlord, Tenant or other insureds.

     5.4 Upon execution and delivery of this Lease and thereafter not less than thirty (30) days prior to the expiration date of any policy required to be carried pursuant to this Article, Tenant shall deliver to Landlord certificates indicating renewal of such policies.

     5.5 All policies of insurance shall be written by companies of recognized responsibility reasonably acceptable to Landlord and authorized to do business in the State of Illinois.

     5.6 To the extent available Landlord and Tenant agree to obtain waivers of subrogation from the insurers under the above insurance policies.

     5.7 Tenant hereby indemnifies and agrees to hold Landlord harmless from any claims asserted against Landlord on account of any accident or injury or damage occurring on the Leased Land or in any improvement thereon provided that such indemnity shall not extend to persons using the driveway on the Leased Land for access to property other than the Leased Land, unless said accident, injury or damage is caused by Tenant.

ARTICLE VI

MAINTENANCE OF LEASED LAND AND BUILDING

     6.1 Tenant assumes the sole responsibility for the condition, operation and maintenance of the Leased Land and the Building and all other improvements. Tenant shall, at its sole expense, promptly comply with the requirements of every applicable statute, law, ordinance, regulation or order of any governmental authority having jurisdiction over the Leased Land and the Building and all other improvements thereon and shall take all actions necessary to comply with such requirements. Tenant shall have the right, however, at its sole expense, to contest the validity of any statute, law, ordinance, regulation, order or governmental requirement provided such contest shall be diligently prosecuted, and Tenant shall not be in default hereunder so long as Tenant is diligently contesting such governmental requirements. Tenant hereby indemnifies Landlord against the cost of any such proceeding and any loss, damage or expense resulting from or incurred in connection with such contest or noncompliance.

     6.2 Tenant shall maintain the Leased Land and the Building and all other improvements thereon in good condition and repair. Tenant shall promptly make all necessary repairs, renewals and replacements, interior and exterior, structural and nonstructural, whether made necessary or caused by fire or other cause, provided that in the event of a fire or other casualty or occurrence or destruction or damage to any improvements or the Building, the provisions of Section 9.1 shall apply.

     6.3 In the event Tenant elects to rebuild or restore the Building, Tenant shall promptly commence restoration or rebuilding of the Building and proceed to complete the same diligently. Tenant shall deliver copies of plans and specifications to Landlord. Such plans and specifications shall be subject to approval of Landlord, which approval shall not be unreasonably withheld provided that Landlord shall not disapprove any plans and specifications which in substance rebuild or restore the Building and other improvements as they existed prior to the damage or destruction.

     6.4 If Landlord elects to allow the Building to remain pursuant to Paragraph 1.4, Tenant shall surrender and quitclaim the Building in the same condition as constructed, ordinary wear and tear and fixture removal excepted.

ARTICLE VII
DEMOLITION OF EXISTING IMPROVEMENTS
AND CONSTRUCTION OF NEW BUILDING

     7.1 Subject to the provisions of this Article VII, Tenant may, at any time, remove any improvements or Building on the Leased Land and/or erect and construct thereon a new one-story Building and other one-story improvements or make alterations or additions to any Building or other improvements. Any Building constructed by Tenant shall be limited to one story in height and shall be used as a savings and loan association and related parking facilities, offices and other uses related to the savings and loan business, including, but not limited to, parking and drive-in facilities, as deemed necessary or desirable by Tenant. Any such Building shall be the property of Tenant and unless Landlord elects pursuant to Paragraph 1.4 title thereto shall not pass to Landlord until and unless Landlord purchases the Building pursuant to Paragraph 1.3 hereof, and Tenant shall have the sole right to depreciate such Building under the provisions of the Internal Revenue Code as it may from time to time be amended or any similar enactment of any governmental authority having jurisdiction thereof.

     7.2 Tenant agrees to commence construction within 12 months of the date hereof of a one-story Building containing no more than 4,000 square feet and improvements situated substantially as shown in the plot plan attached hereto as Exhibit A (the “Initial Building”). Following completion of the Initial Building, if Tenant wishes to substantially alter, remodel or add to the Initial Building, Tenant shall submit plans and specifications for such alterations, remodeling or additions to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld. Landlord acknowledges that its approval of plans and specifications is limited solely to the location of the Building on the Leased Land as it relates to surrounding properties and that Landlord has no right to disapprove any interior changes desired by Tenant.

     7.3 No alteration, demolition or construction of a Building including the Initial Building, shall be undertaken if the cost thereof shall exceed $100,000, unless Tenant shall have delivered to Landlord one of the following three alternative items:

     (a) Copies of contracts for demolition or construction and evidence that the general contractor has obtained a performance bond with a surety company or companies reasonably acceptable to Landlord in an amount equal to one hundred percent (100%) of the amount representing the cost of the work; or

     (b) Copies of contracts for demolition or construction which contracts shall contain “no-lien” provisions pursuant to which the contractor agrees to waive its right to file a lien; or

     (c) Establishment by Tenant of a construction loan escrow at a title insurance company and delivery to Landlord of evidence that the title company has committed to guarantee the Tenant’s interest in an amount equal to the sum of all construction payouts free and clear of claims for mechanic’s liens to the date of such payout and within sixty (60) days after completion of any demolition, construction or alterations, an ALTA title insurance policy (either Owner’s or Lessee’s) insuring the Leasehold Estate of Tenant or Landlord’s fee interest free and clean of all mechanic’s liens which policy shall be in the amount of the cost of the improvements or demolition.

     Prior to making any improvements, demolition or construction for which a permit is required, Tenant shall deliver to Landlord a copy of the permit.

     7.4 Following completion of the Initial Building, Tenant may thereafter make additions or alterations to any such Buildings as Tenant deems desirable provided Tenant complies with the provisions of Sections 7.2 and 7.3 above.

     7.5 Tenant may install on the Leased Land and in the Building and, after installation, replace, remove and modify, any items of personal property and trade fixtures deemed desirable by Tenant and all such items however installed shall be deemed personal property owned by Tenant and not part of the Building.

ARTICLE VIII

LIENS

     8.1 Tenant shall neither suffer nor permit any mechanic’s liens to be filed against the title to the Leased Land nor against Tenant’s title to the Leasehold Estate hereby created by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant or anyone having a right to possession of such property or Building or any part thereof as a result of an agreement with or the assent of Tenant. If any such mechanic’s lien shall at any time be filed, Tenant shall either (i) cause the same to be discharged of record within ninety (90) days after the date Tenant has actual knowledge of such filing or (ii) provide Landlord with surety in form or amount reasonably satisfactory to Landlord or (iii) proceed to contest the same as hereafter provided. If Tenant shall fail to discharge such mechanic’s lien within such period or take the other steps referred to above, then in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in court or bonding, and in any such event Landlord shall be entitled, if it so elects, to compel the prosecution of an action for the foreclosure of such mechanic’s lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. In such event Tenant shall reimburse Landlord for all sums so expended within ten (10) days after demand has been made therefor. However, Tenant shall not be required to pay or discharge any such mechanic’s lien and Landlord shall not be entitled to pursue any remedies hereunder, and no default shall be created so long as Tenant shall in good faith proceed to contest the same by appropriate proceedings; provided, however, that Tenant shall give notice in writing to Landlord of its intention to contest the validity of such lien and shall indemnify Landlord against any loss, cost or expense in connection with such contest.

     8.2 Tenant hereby indemnifies and agrees to hold Landlord harmless from and against all loss, cost or expense arising from any mechanic’s lien claims which may be filed against the Leased Land or any Building or improvement thereon arising from acts of Tenant.

ARTICLE IX

DAMAGE TO IMPROVEMENTS

     9.1 In the event of damage by fire or otherwise to any Building on the Leased Land, Tenant may repair and restore the same or, if Tenant so elects, demolish all or any portion of the Building instead of repairing and restoring the Building. All insurance money recovered by the Tenant may be used for repairing, restoration or demolition and any insurance proceeds not used for such purpose shall be paid to Tenant.

     9.2 No damage or destruction to the Building or any other improvements on the Leased Land shall reduce or abate the rental due and payable under this Lease by Tenant or cause a termination of this Lease or Tenant’s obligations hereunder.

ARTICLE X

PUBLIC UTILITY CHARGES

     10.1 Payment of Public Utility Charges. Tenant shall pay or cause to be paid all charges for gas, electricity, light, heat or power, telephone or other communication service used, rendered or supplied upon or in connection with the Leased Land and any building thereon and also any charges or expenses in connection with any alterations, additions, installations or changes required or desired in connection with the supplying or using of such utilities or services or substitutes therefor throughout the term of this Lease, and to indemnify Landlord and save it harmless against any liability or damages on such account.

ARTICLE XI

QUIET ENJOYMENT

     11.1 If and so long as the Tenant shall pay the net rent reserved by this Lease, and shall perform and observe all the covenants, agreements and conditions herein contained on the part of the Tenant to be performed and observed, the Tenant shall quietly enjoy the Leased Land without hindrance or molestation by the Landlord, or any person or persons claiming under Landlord, subject, however, to the covenants, agreements and conditions of this Lease and Landlord represents that it has good right to make this Lease for the full term hereby granted, subject only to the matters in Paragraph 2.1.

ARTICLE XII

CONDEMNATION

     12.1 In the event that all or any part of the Leased Land or any Buildings thereon or any interest therein shall be taken or damaged by the exercise of the power of eminent domain (including any temporary taking for governmental occupancy which extends beyond the term of this Lease), then (whether or not this Lease shall terminate by operation of law upon such exercise of the power of eminent domain):

     (a) The amount of damages resulting to Landlord and Tenant, respectively, and to the respective interests of Landlord and Tenant in and to the Leased Land and in, to and in connection with this Lease or any Building on the Leased Land, by reason of such exercise of the power of eminent domain, shall be separately determined and computed by the court having jurisdiction and separate awards and judgments with respect to such damages to Landlord and Tenant respectively, and to each of such respective interest shall be made and entered.

     (b) In the event that such court or jury shall make a single award without separately determining the respective interests of Landlord and Tenant, and if Landlord and Tenant shall not agree in writing as to their respective portions of such award within twenty (20) days after the date of the final determination by such court or jury of the amount thereof, Landlord and Tenant agree to submit the matter to such court on stipulation for the purpose of a judgement determinative of their respective shares.

     (c) If for any reason the trial judge refuses to permit adjudication of the respective interests of Landlord and Tenant, then such respective interests shall be determined in a separate action instituted by Landlord or Tenant to determine the amount to which each is entitled.

     (d) Notwithstanding any other provision of this Article, it is agreed between Landlord and Tenant that Tenant shall be entitled to all portions of the award allocable to the Building and other improvements and all portions of the award allocated to the Leased Land shall be divided between Landlord and Tenant as their interests may appear. If, for any reason, Landlord receives or is awarded the entire award for such Building or other improvements or a share not based on a prior agreement between Landlord and Tenant as to their respective amounts or not based on a judicial determination of the respective shares based on the provisions of this Lease, Landlord shall immediately upon receipt of such award deposit the same in an escrow with a financial institution as escrowee under an escrow agreement containing provisions consistent with the relevant provisions of this Lease, and upon adjudication of the property shares of Landlord and Tenant pursuant to this lease, the escrowee shall pay to Tenant the amount to which it is entitled.

     12.2 In the event that all the Leased Land, or such portion thereof as shall make the balance of the Leased Land not, in Tenant’s opinion, which opinion shall be exercised in good faith by Tenant based on reasonably prudent business judgment under the circumstances then existing, reasonably capable of restoration to an economically sound unit (taking into consideration the rent payable under this Lease), shall be taken by the exercise of the power of eminent domain or by agreement between Landlord, Tenant and those authorized to exercise such power, or if this Lease is terminated by operation of law as a result of the exercise of such power of eminent domain, all rent, and additional rent and other sums or sums of money and other charges provided to be paid by Tenant shall be apportioned and paid to the date of such taking and this Lease shall terminate as of such date. If the foregoing sentence is not applicable to any taking pursuant to the exercise of the power of eminent domain:

     (a) Rent (but not any other charges provided to be paid by Tenant, which shall continue without change) shall be apportioned and paid to the date of such taking.

     (b) After the date of taking, this Lease shall continue in full force and effect without any modification, except that the monthly rental payable by Tenant shall be equitably reduced in the proportion that the portion of the area of Leased Land taken bears to the total area of the Leased Land prior to the taking.

     12.3 In the event that all or any part of the Leased Land or any Building thereon shall be taken by the exercise of the right of eminent domain for governmental occupancy for a temporary period:

     (a) This Lease shall not terminate and Tenant shall continue to perform and observe all of its obligations hereunder as though such temporary taking had not occurred except only to the extent that it may be prevented from so doing by the terms of the order of the authority which made the taking.

     (b) In the event such taking for governmental occupancy is for a period entirely within the term of this Lease, then any award made shall be paid to Tenant.

     (c) If the period of governmental occupancy extends beyond the termination of the term of this Lease, then any award shall be apportioned between Landlord and Tenant as of the date of such termination.

     12.4 The provisions of this Article XII shall survive the termination of this Lease and shall constitute a separate contract between Landlord and Tenant in regard to their respective rights in and to the proceeds of any condemnation award.

ARTICLE XIII

EVENTS OF DEFAULT

     13.1 The following events are hereby defined as “Events of Default”:

     13.2 The failure of Tenant to pay any installment of rent, additional rent, or any other payments as herein provided or required, when due and the continuance of such failure for a period of ten (10) days after notice thereof in writing.

     13.3 The failure of Tenant to perform any of the other covenants, conditions and agreements of this Lease on the part of Tenant to be performed, and the continuance of such failure for a period of twenty (20) days after notice in writing thereof (which notice shall specify the respects in which Landlord contends that Tenant has failed to perform any of such covenants, conditions and agreements) from Landlord to Tenant unless, with respect to any default which cannot be cured within twenty (20) days, Tenant, or any person holding by, through or under Tenant in good faith, promptly after receipt of such written notice, shall have commenced and thereafter shall continue diligently to prosecute all action necessary to cure such default.

     13.4 (a) The filing of an application by Tenant for a consent to the appointment of a receiver, trustee or liquidator of itself or of all of its assets, (b) the filing by Tenant of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (c) the making by Tenant of a general assignment for the benefit of creditors, (d) the filing by Tenant of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a petition filed against it in any bankruptcy or receivership proceeding.

     13.5 The entry of an order, judgment or decree by any court of competent jurisdiction, adjudicating Tenant a bankrupt, or appointing a receiver, trustee or liquidator of it or of all its assets, and such order, judgment or decree continuing unstayed and in effect for any period of ninety (90) consecutive days.

ARTICLE XIV

LANDLORD’S REMEDIES

     14.1 Landlord may treat, at its option, any one or more of the Events of Default as a breach of this Lease and thereupon by serving written notice to Tenant Landlord shall have, in addition to all other remedies provided by law, one or more of the following remedies:

     14.2 Landlord may terminate Tenant’s right of possession and may repossess the Leased Land by forcible entry and detainer suit or otherwise, without demand or notice of any kind to Tenant (except for such notice expressly provided for in this Lease) and without terminating this Lease, in which event Landlord may, but shall be under no obligation to do so, relet all or any part of such Leased Land for such rent and upon such terms as shall be satisfactory to Landlord. If the Leased Land is not relet, or if the Leased Land is relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of such reletting and the collection of the rent accruing therefrom, to satisfy the rent above provided to be paid, then Tenant shall pay to Landlord as damages a sum equal to the then value as discounted of the rent reserved in this Lease for such period or periods, or, if the Leased Land has been relet, Tenant shall satisfy and pay any such deficiency upon demand therefore from time to time; and Landlord may file suit to recover any sums falling due under the terms of this Paragraph 14.2 from time to time. Any suit or recovery of any portion less than the entire amount due Landlord hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

     14.3 In the event of any breach or threatened breach by Tenant of any of the terms, covenants, agreements, provisions or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.

     14.4 Upon the termination of this Lease due to an Event of Default which is not remedied or upon the termination of Tenant’s right of possession due to a default, Tenant will at once surrender possession of the Leased Land to Landlord and remove all effects therefrom and may remove all Buildings in accordance with Paragraph 1.2 hereof; and if such possession is not immediately surrendered, Landlord may forthwith re-enter the Leased Land and repossess itself thereof as of its former estate and remove all persons and their effects, using such force as may be necessary without being deemed guilty of any manner of trespass or forcible entry or detainer.

     14.5 Tenant covenants and agrees that if it shall fail to pay any taxes or other governmental impositions, or fail to obtain and maintain in effect the insurance herein required or fails to make any other payment or fulfill any other covenant herein contained Landlord may, but shall not be obligated to, make such payment or fulfill such covenant and upon demand Tenant shall reimburse Landlord for all sums so expended together with interest at the rate of eight percent (8%) per annum.

     14.6 Notwithstanding the grace periods during defaults set forth in Article XIII, interest shall accrue on any late payment from the date due at the rate of eight percent (8%) per annum until paid.

     14.7 If Tenant holds over after the exemption of the term of this Lease, Tenant shall be deemed to be tenant from month to month and the rental payable by Tenant during the period of holding over shall be $2,759.00 per month.

ARTICLE XV

NO WAIVER

     15.1 The receipt of rent by Landlord, with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in the observance or performance of any of the conditions, agreements or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease. No failure on the part of Landlord to enforce any covenant or provision herein contained, nor any waiver of any right thereunder by Landlord, unless in writing, shall discharge or invalidate such covenant or provision or affect the right of Landlord to enforce the same in the event of any subsequent breach or default. No covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing, signed by Landlord or Landlord’s agent duly authorized in writing. Consent of Landlord to any act or matter must be in writing and shall apply only with respect to the particular act or matter to which such consent is given and shall not relieve Tenant from the obligations, wherever required under this Lease, to obtain the consent of Landlord to any other act or matter. The receipt by Landlord of any rent or any other sum of money or any other consideration hereunder paid by Tenant after the termination, in any manner, of the term demised, shall not reinstate, continue or extend the term herein demised, unless so agreed to in writing and signed by Landlord.

ARTICLE XVI

ESTOPPEL CERTIFICATES

     16.1 The Landlord, within thirty (30) days after written request of the Tenant, will furnish a written statement, duly acknowledged, of the following items: (a) the amount of the rent due, if any; (b) whether or not the insurance required by Article V above has been supplied in compliance therewith; (c) whether or not this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same are in full force and effect as modified and stating the modifications); and (d) whether or not Tenant is in default.

     16.2 The Tenant, within thirty (30) days after written request of Landlord, will furnish a written statement, duly acknowledged, as to (a) whether this Lease is unmodified and in full force and effect; (b) whether this Lease has been modified or amended in any respect and submitting copies of such modifications, if any; and (c) whether there are any defaults thereunder to the knowledge of the Tenant and specifying the nature of such defaults, if any.

     16.3 It is intended that any statement delivered pursuant to this Article may be relied upon by any prospective purchaser of Landlord’s interest in the Leased Land, by any assignee of Tenant’s leasehold estate or Tenant’s interest in any Building or by a sublease of all or any part of the Leased Land or Building or by any supervisory agency having jurisdiction over the affairs of Tenant, but such statement shall have no effect, as an estoppel or otherwise, with respect to any other party. Upon the failure of the Landlord or the Tenant, as the case may be, to furnish such statement within the said thirty (30) day period, it shall be conclusively presumed that said Lease is in full force and effect and that there are no defaults thereunder. Upon the failure of the Landlord or the Tenant, as the case may be, to furnish such statements within the said thirty (30) day period, the party requesting such statement shall have the right to prepare such statement and to execute it as the other party’s attorney-in-fact.

ARTICLE XVII

ASSIGNMENT OR SUBLETTING

     17.1 Tenant may not assign or sublet its interest in this Lease or all or any portion of the Leased Land or Building or other improvements without Landlord’s prior written consent, which consent shall not be unreasonably withheld provided that Tenant may assign the Lease to any corporation owned by Tenant or to any corporation which acquires substantially all the assets of Tenant and Tenant may sublet portions of the Building to entities which may conduct business related to savings and loan business such as safe deposit business and insurance business.

     17.2 Tenant shall have no right to encumber Landlord’s fee estate in the Leased Land.

ARTICLE XVIII

OPINION TO REVIEW

     18.1 Tenant is hereby granted an option to renew the term of this Lease for two additional periods of five (5) years each commencing upon the termination of the initial ten (10) year term. Tenant may exercise each option by written notice mailed to Landlord at any time prior to one hundred eighty (180) days before the termination of the initial ten (10) year term in the case of the first such option, or the end of the prior five (5) year option period in the case of subsequent option periods, provided that if Tenant fails to serve such notice prior to one hundred eighty (180) days before the end of such term, Landlord shall notify Tenant that Tenant has not elected to renew the terms and Tenant shall have an additional five business days after receipt of such notice to elect to renew the term of the Lease. If tenant elects to renew the term of the Lease for the first five (5) year renewal period, the annual rental for such renewal term shall be $25,000.00 payable in monthly installments of $2,083.34 on the first day of each month of the first renewal term with appropriate adjustments for any monthly payment for partial months at the commencement and end of the renewal term. If Tenant elects to renew the term of the Lease for the second five (5) year renewal period, the annual rental for such renewal term shall be $27,500.00 payable in monthly installments of $2,291.67 on the first day of each month. Except as otherwise provided in this Paragraph 18.1, all of the terms and provisions of this Lease shall apply to each renewal term.

ARTICLE XIX

DRIVEWAYS AND EASEMENTS

     19.1 Adjoining the Lease Land to the south and west are driveways which provide access to the Leased Land as well as the existing National Tea store located southwest of the Leased Land. Landlord hereby granted to Tenant, its successors, assigns, employees, guests, agents and invitees, an easements of ingress and egress for vehicular and foot traffic for the benefit of the Leased Land over and across each of said existing driveways each being approximately 25 feet in width. Landlord agrees to maintain said driveways and to keep the same free from ice and snow and open for ingress and egress. Landlord and Tenant agree to cooperate in planning vehicular flow so as to accommodate traffic, but Landlord agrees not to change traffic plans without Tenant’s consent, which consent shall not be reasonably withheld.

     Tenant acknowledges that Landlord has agreed with National Tea Company to place a driveway across the Leased Land from Lawrence Avenue to the driveway adjoining the Leased Land on the south which driveway shall be approximately 25 feet, more or less, west of the easterly line of the Leased Land. Tenant consents to the construction and use of such driveway by customers and invitees of the National Tea store which use shall be in common with Tenant and its successors, assigns, employees, agents, guests and invitees. Landlord shall bear eighty percent (80%) of the initial cost of installing and paving such driveway and Tenant shall pay twenty percent (20%) of the cost. Thereafter, Tenant agrees to maintain the portion of such driveway as is located on the Leased Land and agrees to pay all real estate taxes on such portion of the driveway as are assessed during the term of this lease. The traffic flow on such driveway shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld.

     Tenant’s acknowledges that the use of the two driveways adjoining the Leased Land and the driveway crossing the Leased Land may be expanded to include use for the now vacant area south of the Leased Land provided that the said driveways are at all times open to permit unobstructed ingress and egress to the Leased Land.

     Landlord may relocate, at its option, the driveway to the south of the Leased Land not more than sixty feet to the south of its present location, provided the easement of Tenant pursuant to Paragraph 19.1 shall be extended to include the driveway as relocated and Tenant shall be granted an easement of ingress and egress of approximately 25 feet in width from the Leased Land to the relocated driveway.

ARTICLE XX

SIGNS

     20.1 Tenant shall have the right to install such sign or signs on the Leased Land and Building as Tenant may desire, subject only to applicable building and zoning regulations of the Village of Norridge and the approval of the Landlord which approval shall not be unreasonably withheld. Landlord shall have the right to install a sign on a ten foot by ten foot area acceptable to Landlord and Tenant on the northeast corner of the Leased Land pertaining to uses located on property owned by Landlord south of the Leased Land, subject to the reasonable approval of Tenant as to size and content of said sign with respect to those normally used in Chicago, Illinois for commercial development.

ARTICLE XXI

NOTICES

     21.1 In every case where under any of the provisions of this Lease or in the opinion of either Landlord or Tenant, or otherwise, it shall or may become necessary or desirable to make or give any declaration or notice of any kind, it shall be sufficient if a copy of any such declaration or notice is sent by registered or certified mail, postage prepaid, properly addressed to Landlord or Tenant at such address as the one party or parties may have theretofore furnished to the other party in writing for the purpose of receiving notices; of if no such address shall have been theretofore furnished to such party for such purpose, then properly addressed to the party as follows:

     If intended for Tenant:

Fairfield Savings and Loan Associates 1601 North Milwaukee Chicago, Illinois 60647 Attention: President

     If intended for Landlord:

c/o Joseph C. Sanfillippo 1777 Hamilton Avenue San Jose, California 95125

     21.2 Whenever a notice is required by this Lease to be given by either party hereto to the other party, the notice shall be considered as having been given on the day on which the notice was placed in the mail as provided by this Article XXI.

ARTICLE XXII

MISCELLANEOUS

     22.1 This Lease contains the entire agreement between the parties and shall not be modified in any manner except by an instrument in writing executed by the parties or their respective successors or assigns in interest.

     22.2 Any word contained in the text of this Lease shall be read as the singular or the plural and as the masculine, feminine or neuter gender as may be applicable in the particular context.

     22.3 The captions of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

     22.4 All the provisions of this Lease shall be deemed and construed to be “conditions” as well as “covenants”, as though the words specifically expressing or importing covenants and conditions were used in each separate provision hereof and that all the covenants herein shall be deemed to be covenants running with the land and binding on or inuring successors and assigns of Landlord and Tenant.

     22.5 Time is of the essence as to the covenants in this Lease.

     22.6 This Lease shall be construed and enforced in accordance with the laws of the State of Illinois.

     22.7 In the event of any litigation between Landlord and Tenant arising on account of the Lease, the prevailing party shall be entitled to recover its reasonable attorneys fees from the other party.

ARTICLE XXIII

LANDLORD’S COVENANT

     23.1 In consideration for the agreement herein contained and in particular the agreement by Tenant to permit a driveway across the Leased Land to serve other premises and to permit a sign to advertise other business, Landlord covenants and agrees that as long as this Lease is in effect it will not permit any tenant of any other portion of the shopping center property owned or controlled by Landlord as shown on Exhibit B attached hereto to establish a bank or savings and loan association or any facility, such as a drive-in window or machine for accepting deposits, owned or controlled by a bank or savings and loan association and Landlord agrees not to sell any portion of such property to a financial institution for such use. Nothing herein, however, shall apply to installation of such facilities within the existing National Tea store shown on Exhibit B.

ARTICLE XXIV

MEMORANDUM OF LEASE

     24.1 The parties shall prepare, execute and cause to be recorded a short form Memorandum of Lease in the form attached hereto as Exhibit C.

ARTICLE XXV

     In the event any provision of this Lease is held to be unenforceable, such provision shall be separable from the remaining provisions and the remaining provisions shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed this 29th day of April, 1976.

FAIRFIELD SAVINGS AND LOAN ASSOCIATION		LAWRENCE-CUMBERLAND SHOPPING CENTER, a California Partnership

By	/s/ George M. Briody, Jr	By	/s/ Joseph Sanfilippo

JOSEPH C. SANFILIPPO

ATTEST:

By	/s/ June Hamilton	By	/s/ Grace A. Sanfilippo

GRACE SANFILIPPO

AMENDMENT TO LEASE

     Agreement made this 29th day of April, 1976 by and between Joseph C. Sanfilippo and Grace Ann Sanfilippo (“Landlord”) and Fairfield Savings and Loan Association (“Tenant”)

     Whereas, Landlord and Tenant have entered into a lease dated as of April 29, 1976 for certain premises located on the southeast corner of Thatcher and Lawrence in Chicago, Illinois (the “Lease”) and

     Whereas, the parties desire to amend Article XVII of the Lease.

     Now, Therefore, Article XVII of the Lease is hereby amended by adding thereto the following:

     Tenant may also sublet to another financial institution. If Tenant requests permission to sublease for some use other than a financial institution, which request shall only be made if Tenant is unable to use the leased premises for its own use, Landlord shall not unreasonably withhold its consent provided (i) the proposed use is not inconsistent with other uses now within the area depicted on Exhibit B to the lease and (ii) Landlord may request a reasonable charge or fee or reasonably adjust the rental for consenting to the sublease it being intended that Tenant may sublease for such other uses if Landlord’s ability to develop its shopping center is not adversely affected thereby or Landlord is compensated for any such adverse effect.

     IN WITNESS WHEREOF, Landlord and Tenant have signed this amendment as of April 29, 1976.

FAIRFIELD SAVINGS AND LOAN ASSOCIATION

By	/s/ George M. Briody, Jr.	By	/s/ Joseph Sanfilippo

Joseph C. Sanfilippo

ATTEST:

	/s/ June Hamilton	By	/s/ Grace A. Sanfilippo

Grace Ann Sanfilippo

FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE (the “Agreement”) is made and entered into this 29th day of December 1995, by and between the Estate of Joseph C. Sanfilippo and Grace Ann Sanfilippo, doing business as Lawrence & Cumberland Shopping Center

     (“Landlord”), and Fairfield Savings Bank, F.S.B., successor in interest to Fairfield Savings and Loan Association (“Tenant”).

WITNESSETH:

     WHEREAS, Landlord’s predecessor in interest and Tenant’s predecessor in interest have previously entered into a lease agreement dated April 29, 1976 (the “Lease”), for the use and occupancy of certain land by Tenant (the “Leased Land”) as more particularly described in the Lease, located at 8301 West Lawrence Avenue, Norridge, Illinois; and

     WHEREAS, Landlord and Tenant do hereby intend to amend and modify the Lease as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Extended Term. The Term of the Lease shall be extended for a term of ten (10) years (the “Extended Term”) commencing upon May 1, 1996 (the “Extended Term Commencement Date”) and continuing through April 30, 2006.

2.	Rental. The annual rental for the Leased Land is hereby increased to Forty-Three Thousand and No/100 Dollars ($43,000.00), payable in advance in equal monthly installments of $3,583.33, for a term commencing May 1, 1996 and terminating April 30, 2001 and an annual rental of Fifth Thousand and No/100 Dollars ($50,000.00) payable in advance in equal monthly installments of $4,166.67 commencing on May 1, 2001 and terminating April 30, 2006. Additionally, the annual rental for years six (6) through ten (10) of the Extended Term shall be adjusted, commencing on May 1, 2001, by the “CPI” index as provided hereinafter.

The May 1, 2001 adjustment shall be based on the percentage difference between the Price Index (as defined hereinafter) for the month of March, 2001 and the Price Index for the Base Year, which for the purposes of this Agreement is defined as October, 1995. The annual rental shall be adjusted as set forth hereinabove by adding to the annual rental the sum resulting from multiplying the annual rental payable for years six (6) through ten (10) by the percentage described in this paragraph. The “Price Index” shall be the Consumer Price Index (“CPI”) now known as the “U.S. Department of Labor, Bureau of Labor Statistics Consumer Price Index, Average for Labor Wage Earners and Clerical Workers, all items (1982-84 = 100)”.

The resulting new annual rental, which in each instance shall in no event be less than Fifty Thousand Dollars ($50,000.00), shall be payable in equal monthly installments as set forth hereinabove.

In the event the CPI is discontinued, comparable statistics on the purchasing power of the consumer dollar, as published at the time of said discontinuance, by a responsible financial periodical of recognized authority, shall be used for making such computation.

3.	Option to Renew. So long as the Lease is in full force and effect and Tenant either at the time of exercising the Option to Renew described in this Paragraph or at the time of the commencement of the following described Option Period is not in default under the Lease either at the time of the exercise of the Option to Renew described in this Paragraph or at the time of the commencement of each of the following described Option Periods:

Tenant is hereby granted an option to renew the Lease (the “Option to Renew”) for two (2) successive renewal terms (the “Option Periods”), each commencing upon the day next following the expiration of the then current Lease Term. The Option Periods shall each be for a term of five (5) years. The terms of the Lease during the Option Period shall be the same as during the current Lease period except as provided below. The Option to Renew must be exercised no less than one hundred eighty (180) days prior to the expiration of the Lease by written notice to Landlord sent by registered or certified mail, return receipt requested. In the event Tenant fails to notify Landlord, in the manner herein specified, this Option to Renew shall be of no further force and effect.

The annual rental for the Option Periods shall be Fifth Thousand and No/100 Dollars ($50,000.00) adjusted by the CPI, in accordance with the terms of Section 2 of this Agreement. The annual rental shall be adjusted on May 1, 2006 and May 1, 2011, and such adjustments shall be based on the percentage difference between the Price Index for the months of March, 2006 and March, 2011, respectively, and the Price Index for the Base Year. In no event shall the annual rental during any Option period decrease below Fifty Thousand and No/100 Dollars ($50,000.00).

4.	Notice. As of the date hereof, the notice address for Landlord, as referenced in Sections 3.2 and 21.1 of the Lease, shall be changed to:

Lawrence & Cumberland Shopping Center c/o Lorna Stuart 18809 Cox Avenue, Suite 200 Saratoga, California 95070

with a copy to:

Stephen R. Chesler Schwartz & Freeman 401 N. Michigan Avenue, Suite 1900 Chicago, Illinois 60611

5.	Default Rate. As of the date hereof, the reference to “eight percent (8%)” in Sections 14.5 and 14.6 of the Lease shall be deleted, and “the prime rate of interest as announced from time to time by First National Bank of Chicago, Chicago, Illinois, plus two percent (2%)” shall be substituted in lieu thereof.

6.	Holdover Rent. As of the date hereof, the reference in Section 14.7 of the Lease to $2,750.00 per month” shall be deleted, and “one hundred fifty percent (150%) of the monthly rental payable for the immediately preceding month of the terms of the Lease” shall be substituted in lieu thereof.

7.	Conflict of Terms. Except as expressly amended herein, all terms and conditions in the Lease shall remain unchanged and in full force and effect, and all capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

LANDLORD:		TENANT: FAIRFIELD SAVINGS BANK, F.S.B.

By:	/s/ Delora J.W. Sanfilippo	By:	/s/ George M. Briody

	Delora J.W. Sanfilippo, Administrator of the Estate of Joseph C. Sanfilippo	Its:	President

Witness:	/s/ Loma Stuart	Witness:	/s/ F. Gregory Opelka

Date:		Date:	5/23/96

By:	/s/ Grace Ann Sanfilippo

Grace Ann Sanfilippo

Witness:	/s/ (illegible signature)	Witness:	/s/ Barbara J. Urban

Date:		Date:	5/23/96